Exhibit (b)(1)

EXECUTION VERSION

GOLUB CAPITAL MARKETS LLC

666 Fifth Avenue

New York, New York 10103

CONFIDENTIAL

May 12, 2019

E2open, LLC

c/o Insight Venture Management, LLC

1114 Avenue of the Americas, 36th Floor

New York, NY 10036

Attention: Kevin Hurth

Project Ampersand

Commitment Letter

Ladies and Gentlemen:

You have advised Golub Capital Markets LLC (“Golub Capital”, “we,” “our” and “us” or the “Commitment Party”) that Chicago Merger Sub, Inc., a newly created Delaware corporation and a wholly-owned subsidiary of the Borrower, formed at the direction of E2open, LLC, a Delaware limited liability company (the “Borrower” or “you”), a portfolio company of Insight Venture Management, LLC and its affiliates (collectively, the “Sponsor”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”) on the Closing Date. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

1.	Commitments.

In connection with the Transactions, we are pleased to advise you of our commitment to provide, directly or through one or more of our affiliates or managed funds, 100% of the aggregate principal amount of the Facilities (and we hereby agree to provide the same percentage of any increased amounts to fund any increased fees required to be funded with respect to the Facilities, as applicable, in connection with the exercise of “Flex Provisions” in the Commitment Party Fee Letter (as defined below)), subject only to the satisfaction (or waiver by the Initial Lenders (as defined below)) of the conditions set forth in Exhibit C hereto (limited on the date of the consummation of the Transactions and the initial funding under the Facilities (the date of such consummation and funding, the “Closing Date”), in each case, as indicated therein) (each initial lender of the Facilities, an “Initial Lender” and collectively the “Initial Lenders”). Notwithstanding anything to the contrary contained in this Commitment Letter, the parties hereto agree to use commercially reasonable efforts to document the Term Facility as an incremental increase to the term loan facility under the Existing Credit Agreement (as defined in the Term Sheet) (the “Incremental Facility Option”).

2.	Titles and Roles.

It is agreed that (a) we will act as lead arranger for the Facilities, (b) we will act as bookrunner (in such capacities, the “Lead Arranger”) for the Facilities and (c) we will act as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the Facilities. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree.

3.	Information.

You hereby represent and warrant (with respect to the Target and its subsidiaries and their respective businesses prior to the Closing Date, to your knowledge) that (a) all written factual information and written factual data (such written factual information and written factual data, excluding (i) projections (including, financial estimates, forecasts and other forward-looking information, collectively, the “Projections”) and (ii) information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by you or at your request by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Party; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, until the earlier of (a) the date upon which a Successful Syndication (as defined in the Commitment Party Fee Letter) is achieved and (b) the day that is 60 days following the Closing Date (such earlier date, the “Syndication Date”), you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (to your knowledge with respect to the Target and its subsidiaries and their respective businesses prior to the Closing Date) if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement (or, to the extent relating to the Target and its subsidiaries and their respective businesses prior to the Closing Date, subject to any limitation on your rights set forth in the Acquisition Agreement, use your commercially reasonable efforts to cause to be promptly supplemented) the Information and such Projections such that such representations and warranties are correct in all material respects (to your knowledge with respect to the Target and its subsidiaries and their respective businesses prior to the Closing Date) under those circumstances. In arranging and syndicating the Facilities, the Lead Arranger will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby authorize and agree, on behalf of yourself, the Target and your and its respective affiliates, that the Information, the Projections and all other information (including third party reports) provided by or on behalf of you, the Target and your and its respective affiliates and representatives to the Commitment Party regarding you, the Target and your and its respective affiliates, the Transactions and the other transactions contemplated hereby in connection with the Facilities may be disseminated by or on behalf of the Commitment Party, and made available, to prospective Lenders and other persons who have agreed to be bound by customary confidentiality undertakings (including “click-through” agreements) and, if applicable, ratings agencies, all in accordance with the Lead Arranger’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective Lender or other meetings). You hereby further authorize the Lead Arranger to download copies of your and Sponsor’s logos and to use commercially reasonable efforts to obtain authorization to permit the Lead Arranger to download copies of the Target’s logos, from their respective websites and post copies thereof on a SyndTrak®, Intralinks®, DebtX® or similar workspace and use such logos on any materials prepared in connection with the Syndication Process.

You hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. You agree to assume and accept such risks, and that neither the Commitment Party nor any of its respective affiliates or representatives will have any liability for any damages arising from the use of such electronic transmission systems.

4.	Syndication.

The Lead Arranger may syndicate, prior to and/or after the execution of the Facilities Documentation, all or a portion of the loans and commitments to one or more other lenders reasonably acceptable to you (collectively with Golub Capital, the “Lenders”) pursuant to a syndication managed by the Lead Arranger (the “Syndication Process”) on the terms set forth in this Commitment Letter and in the Commitment Party Fee Letter. The Lead Arranger will commence the Syndication Process promptly after your acceptance of this Commitment Letter and the Fee Letters. The Lead Arranger will, in consultation with you and subject to your approval rights in this paragraph and your ability to designate Sponsor Designated Lenders (as defined below), control all aspects of the Syndication Process, including timing, selection of prospective Lenders, the awarding of any titles, the determination of allocations and the amount of fees. Notwithstanding the foregoing, the Lead Arranger will not syndicate to those banks, financial institutions and other institutional lenders and investors (a) that have been separately identified in writing by you or the Sponsor to us on or prior to the date hereof, (b) those persons who are competitors of you, the Target and your and their subsidiaries that are separately identified in writing by you or the Sponsor to us from time to time, and (c) in the case of each of clauses (a) and (b), any of their respective affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons referenced in clause (b) above, unless separately identified by you pursuant to clause (a) above) that are either (i) identified in writing by you or the Sponsor from time to time or (ii) readily identifiable on the basis of such affiliate’s name (clauses (a), (b) and (c) above, collectively “Disqualified Lenders”); provided that no supplement or modification to the list of Disqualified Lenders shall retroactively disqualify any persons that have previously acquired an assignment or participation in the Facilities.

Until the Syndication Date, you agree to assist (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to use commercially reasonable efforts to cause the Target, each of its and your respective subsidiaries and all other necessary persons to assist) the Lead Arranger with the Syndication Process including, without limitation, (i) participation in a reasonable number of meetings with potential Lenders upon reasonable advance notice, (ii) preparation of customary marketing information including a customary confidential information memorandum to be used in connection with the Syndication Process (such information, the “Marketing Materials”), (iii) confirmation of the completeness and accuracy and, if applicable, “PUBLIC” nature of, and the signing of a customary authorization letter (the “Authorization Letter”) with respect to, such Marketing Materials, and (iv) using commercially reasonable efforts to ensure that the Syndication Process shall have the benefit of the Sponsor’s and the Target’s investment banking relationships.

You shall ensure that at all times prior to the end of the Syndication Process, you and your subsidiaries shall not enter into, arrange, or place, any commercial bank or other credit facilities or issue any debt or preferred securities in connection with the Transactions, and you shall use commercially reasonable efforts to ensure the same with respect to the Target, in each case if such issuance, arrangement or placement would materially impair Syndication Process (it being agreed that any debt incurred in the ordinary course of business, including, without limitation, deferred purchase obligations, intercompany debt, capital leases, purchase money financings, working capital facilities of subsidiaries that will not be Loan Parties and equipment financings are not restricted by the foregoing).

5.	Fees.

As consideration for (i) the commitments of the Initial Lenders hereunder and (ii) for the agreements of the Lead Arranger and the Administrative Agent to perform the services described herein, you agree to pay (or cause to be paid) (x) the fees set forth in the Commitment Party Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Commitment Party Fee Letter”) and (y) the Agency Fee Letter dated the date hereof and delivered to the Administrative Agent in connection with Golub Capital’s agreement to act as an administrative agent under the Credit Agreement (the “Agency Fee Letter” and, together with the Commitment Party Fee Letter, the “Fee Letters” and, each, a “Fee Letter”), if and to the extent payable in accordance with the terms thereof. Once paid, such fees shall not be refundable except as otherwise agreed in writing by us and you or set forth herein or therein.

6.	Conditions.

The commitments of the applicable Initial Lenders hereunder to fund the respective Facilities on the Closing Date and the agreements of the Lead Arranger to perform the services described herein are subject solely to the conditions expressly set forth in Exhibit C hereto, and upon satisfaction (or waiver by Initial Lenders) of such conditions, the initial funding of the Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Facilities Documentation.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties that shall be made and the accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by, or with respect to, the Target in the Acquisition Agreement (as defined in Exhibit A) as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliate has the right (taking into account any applicable cure periods) to terminate your or its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement without any liability to your or your applicable affiliate (each to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) made in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions expressly set forth in Exhibit C hereto are satisfied (or waived by the Initial Lenders) (it being understood that, to the extent any security interest in any Collateral (as defined in Exhibit B) is not or cannot be provided and/or perfected on the Closing Date (other than (1) the pledge and perfection of the security interest in the certificated equity interests of the Borrower and the Borrower’s wholly owned material U.S. restricted subsidiaries (to the extent required by Exhibit B and, with respect to any certificated equity interests of the Borrower’s wholly owned material U.S. restricted subsidiaries acquired in the Acquisition, solely to the extent received from the Target, with any such certificates not delivered on the Closing Date to be delivered promptly thereafter) and (2) other assets to the extent that a lien on such assets may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered on or prior to the date that is 90 days after the Closing Date (or such later date as may be agreed by the Administrative Agent pursuant to arrangements to be mutually agreed between the Borrower and the Administrative Agent, acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties to be set forth in the Facilities Documentation relating to organizational existence of the Loan Parties; organizational power and authority (in each case, solely as to execution, delivery and performance of the applicable Facilities Documentation); due authorization, execution and delivery and enforceability of the applicable Facilities Documentation; no conflicts with organizational documents of the Loan Parties (in each case, solely as it relates to the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Facilities Documentation); solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 7 of Exhibit C hereto) as of the Closing Date (after giving effect on a pro forma basis to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; the use of proceeds of the Loans not violating Federal Reserve margin regulations, the Patriot Act, OFAC or the FCPA; the Investment Company Act; and, subject to the parenthetical above relating thereto, creation, validity and perfection of security interests in the Collateral. Notwithstanding anything to the contrary contained herein, if any of the Specified Representations is qualified or subject to “material adverse effect”, the definition of “Material Adverse Effect” in the Acquisition Agreement shall apply for the purposes of any representations and warranties made, or to be made, on or as of the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7.	Indemnity.

You agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, members, partners, employees, agents, advisors and other representatives and the successors of each of the foregoing (each, an “Indemnified Person”), within 30 days of a written demand therefor, from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited, in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject, to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Commitment Letter, the Fee Letters, the Transactions or any related transaction contemplated hereby, the Facilities, or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person, within 30 days of a written demand therefor, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole, and, if reasonably necessary, of one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, solely in the case of an actual or potential conflict of interest where the Indemnified Persons affected by such conflict notify you of the existence of such conflict, of one additional firm of counsel for all affected Indemnified Persons, taken as a whole and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for each group of similarly situated affected Indemnified Persons, taken as a whole); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) any Proceeding (other than a Proceeding against the Administrative Agent or the Lead Arranger acting pursuant to this Commitment Letter in its capacity as such or of any of its affiliates) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party on the Closing Date, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), travel expenses and reasonable and documented or invoiced fees, disbursements and other charges of a single firm of counsel to the Commitment Party identified in the Term Sheet and, if reasonably necessary, of a single firm of local counsel to the Commitment Party in each relevant material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), in each case incurred in connection with the Facilities and the preparation and negotiation of this Commitment Letter, the Fee Letters and the Facilities Documentation. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you (or any of your affiliates), the Sponsor (or any of its affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Facilities and the use of proceeds thereof), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letters and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. If you have reimbursed any Indemnified Person for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7, then the Indemnified Person agrees, by accepting the benefits of this Section 7, that it shall promptly refund such amount.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Party and its affiliates or managed funds may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Sponsor, the Target and your and their respective affiliates and subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Party or its affiliates or managed funds will use or disclose confidential information obtained from you, the Sponsor, the Target or your and their respective affiliates and subsidiaries by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Sponsor, the Target or your and their respective affiliates and subsidiaries in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Party or its affiliates or managed funds will furnish any such information to other persons, in each case, except to the extent permitted below. You also acknowledge that none of the Commitment Party or its affiliates or managed funds has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

The Commitment Party and its affiliates and managed funds may have economic interests that conflict with those of you or the Target and are under no obligation to disclose any conflicting interests to you or Parent. You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party and you, the Target, your and its respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s length commercial transactions between the Commitment Party and, if applicable, its affiliates and managed funds, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and its applicable affiliates and managed funds (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Target, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Party and its applicable affiliates and managed funds (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates or managed funds have advised or are currently advising you or Parent on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) the Commitment Party has not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Party or its applicable affiliates or managed funds, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, either Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to the Sponsor and to your and its respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and “need to know” basis, (b) to the Target and its officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders who are informed of the confidential nature thereof, on a confidential and “need to know” basis (provided that, with respect to the Fee Letters, the portions of such Fee Letters with respect to the fee amounts have been redacted in a customary manner), (c) if the Commitment Party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such proposed disclosure or (d) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure) or to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the applicable Fee Letter; provided that (i) you may disclose this Commitment Letter and its contents including the Term Sheet and other exhibits and attachments hereto (but not the Fee Letters or the contents thereof) in connection with any public or regulatory filing requirements relating to the Transactions, (ii) you may disclose the Term Sheet and the other exhibits and annexes to this Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments and to rating agencies in connection with obtaining any ratings of the Facilities and (iii) you may disclose the aggregate fee amount contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any public or regulatory filing relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation). The obligations under this paragraph with respect to this Commitment Letter (but not the Fee Letters) shall terminate on the earlier of (x) to the extent covered thereby, the execution and delivery of the Facilities Documentation and (y) the second anniversary hereof.

The Commitment Party and its affiliates and managed funds will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party and its affiliates and managed funds from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements), or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or governmental or self-regulatory authority exercising examination or regulatory (or self-regulatory) authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any governmental or self-regulatory authority having jurisdiction over the Commitment Party or any of its affiliates or managed funds (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or self-regulatory authority exercising examination or regulatory (or self-regulatory) authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party or any of its affiliates or managed funds or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you or any of your subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by the Commitment Party from a third party that is not, to the Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Party without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to the Commitment Party and to any of the Commitment Party’s affiliates or managed funds and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with the Commitment Party responsible for such person’s compliance with this paragraph), (g) for the purposes of establishing a “due diligence” defense, (h) to rating agencies in connection with obtaining the ratings referenced herein, (i) for purposes of enforcing its rights hereunder and in the applicable Fee Letter in any legal proceeding or (j) subject to the provisions set forth in Section 3 and Section 4, to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case, who agrees to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that no such disclosure shall be made by any Commitment Party to any person that is at such time a Disqualified Lender. The obligations under this paragraph shall terminate on the earlier of (x) to the extent covered thereby, the execution and delivery of the Facilities Documentation and (y) the second anniversary hereof.

10.	Miscellaneous.

Except as provided below with respect to Sponsor Designated Assignments, this Commitment Letter and the commitments hereunder shall not be assignable by any party hereto; provided that Golub Capital may assign its commitment hereunder, in whole or in part, to (i) any of its affiliates or managed funds or (ii) to any prospective Lender in connection with the Syndication Process or otherwise; provided, further, that notwithstanding such assignment, with respect to amounts to be funded on the Closing Date, the commitment of Golub Capital to fund the Facilities on the terms and conditions set forth in this Commitment Letter and the Fee Letters will be reduced solely to the extent such other Lenders fund their commitments on the Closing Date. Notwithstanding the forgoing, in the event that the Incremental Facility Option is exercised, on or prior to the date that is 10 business days following your acceptance of this Commitment Letter, you may designate one or more existing Lenders (as such term is defined in the Existing Credit Agreement) that will become Lenders with respect to the portion of the Facilities that will be implemented as an increase to the term loan facility under the Existing Credit Agreement (“Sponsor Designated Lenders”), it being understood that (x) you may allocate up to $125,000,000 of commitments in respect of the Term Facility, (y) each such Sponsor Designated Lender shall assume the commitments with respect to the Facilities allocated to it by you, and (z) to the extent you designate any such Sponsor Designated Lender, the commitment amount of the Commitment Party in respect of the applicable Facilities will be reduced by an equivalent amount, upon the execution and delivery by such Sponsor Designated Lender during the applicable period referenced above of customary joinder documentation reasonably acceptable to you and the Lead Arranger (a “Sponsor Designated Assignment”). Notwithstanding the right to assign the commitments hereunder, Golub Capital must retain exclusive control over all rights and obligations with respect to its commitments (other than commitments subject to a Sponsor Designated Assignment) prior to close. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Party reserves the right to employ the services of its affiliates or managed funds in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates or managed funds certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates or managed funds may agree in their sole discretion and, to the extent so employed, such affiliates and managed funds shall be entitled to the benefits and protections afforded to, and shall be subject to the provisions governing the conduct of, the Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Initial Lenders and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letters, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit C hereto) (and whether or not a Material Adverse Effect (as defined in Exhibit C hereto) has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any breach thereof you or your applicable affiliate has the right (taking into account any applicable cure periods) to terminate your or its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement without any liability to your or your applicable affiliate and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

The Lead Arranger may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of and the amount, type and closing date of the Transactions, all at the expense of the Lead Arranger.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject only to conditions precedent as expressly provided herein, and (ii) each Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (as amended, the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors (as defined in Exhibit B), which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

The syndication, information, indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, service of process and confidentiality provisions contained herein and in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except that the provisions of Section 3 and Section 4 shall survive until the Syndication Date) of this Commitment Letter, and other than your obligations with respect to the confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the Facilities hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to the Lead Arranger, executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on May 17, 2019 (such date, the “Acceptance Date”). The offer of the Initial Lenders and the Lead Arranger to provide the commitments and services hereunder will expire at such time in the event that the Commitment Party has not received such executed counterparts in accordance with the immediately preceding sentence. Upon execution and delivery of this Commitment Letter and the Fee Letters by you at or prior to such time, we agree to hold our commitments to provide the Facilities and our other undertakings in connection therewith available for you until the earliest of (a) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you or with your written consent in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Transactions, (b) the consummation of the Acquisition without the funding of the Facilities and (c) 11:59 p.m., New York City time, on September 14, 2019. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments to provide the Facilities and our other undertakings in connection therewith shall automatically terminate unless the Commitment Party shall, in its discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

GOLUB CAPITAL MARKETS LLC

By:	/s/ Andrew H. Steuerman
Name: Andrew H. Steuerman
Title: Senior Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

E2OPEN, LLC

By:	/s/ Jarett Janik
Name: Jarett Janik
Title: Chief Financial Officer

[Signature Page to Commitment Letter]

EXHIBIT A

Project Ampersand

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Chicago Merger Sub, Inc., a newly created Delaware corporation and a wholly-owned subsidiary of the Borrower (“Buyer”), formed at the direction of, and controlled by, E2open, LLC, a Delaware limited liability company (the “Borrower” or “you”), a portfolio company of Insight Venture Management, LLC and its affiliates (collectively, the “Sponsor”) intends to acquire (the “Acquisition”) all of the outstanding equity interests of a target identified to us as “Ampersand” (the “Target”), pursuant to the merger of Buyer with and into Target, with Target as the survivor of such Merger, pursuant to the Agreement and Plan of Merger, to be entered into by and among Buyer, the Borrower the Target and the other persons party thereto (the “Acquisition Agreement”).

On the Closing Date, the following transactions will be consummated in connection with the Acquisition:

(a)    After the date hereof and on or prior to the Closing Date, the Sponsor and other investors (which may include existing direct or indirect shareholders, board members and/or management) shall directly or indirectly make cash equity contributions (the “Equity Contribution”) to Holdings (with all contributions to Holdings to be in the form of common and/or preferred equity; provided that any such contributions in a form other than common equity shall be reasonably satisfactory to the Lead Arranger), and Holdings shall contribute the proceeds thereof as common equity to the Borrower, in an aggregate amount of at least $20,000,000.

(b)    The Borrower will obtain the Facilities in an aggregate principal amount of $950 million, comprising (x) a $920 million Term Facility and (y) a $30 million Revolving Facility, in each case, on the terms and conditions described in Exhibit B to the Commitment Letter; provided that if the Incremental Facility Option is exercised, the Term Facility will be implemented as an incremental increase to the term loan facility under the Existing Credit Agreement in an aggregate principal amount equal to $441 million (and, for the avoidance of doubt, the Revolving Facility described herein shall not be implemented and the revolving facility under the Existing Credit Agreement shall remain in effect).

(c)    The Acquisition shall be consummated and, upon the consummation of the Acquisition, the Target shall become a wholly-owned direct or indirect subsidiary of the Borrower (and, for the avoidance of doubt, on the Closing Date, the Sponsor and its controlled investment affiliates shall have (i) direct or indirect ownership of greater than 50% of the voting capital stock of the Borrower on a fully-diluted basis and (ii) control of the board of directors or other governing body of the Borrower).

(d)    All existing third party indebtedness for borrowed money of (i) the Target under the Credit Agreement, dated as of March 4, 2015, between Amber Road, Inc., a Delaware corporation, as the borrower and KeyBank National Association, as the lender (as amended by that certain Amendment No. 1 to Credit Agreement dated as of November 5, 2015, that certain Amendment No. 2 to Credit Agreement dated as of February 15, 2017, that certain Amendment No. 3. to Credit Agreement dated as of March 6, 2018, that certain Amendment No. 4. to Credit Agreement dated as of December 26, 2018 and as may be

A-1

further amended, supplemented, amended and restated or otherwise modified from time to time) and (ii) unless the Incremental Facility Option is exercised, the Borrower under that certain credit agreement, originally dated as of November 26, 2018, among the Borrower, the other parties party thereto and Golub Capital Markets LLC, as administrative agent and collateral agent (the “Existing Credit Agreement”) shall, in each case, be repaid in full and in each case all related liens granted by and guarantees or borrower obligations thereof by Holdings, the Borrower and its subsidiaries and the Target and its subsidiaries shall be released and terminated (the “Refinancing”).

(e)    All fees, premiums, expenses and other transaction costs incurred in connection with the foregoing (the “Transaction Costs”) will be paid.

The transactions described above are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Ampersand

Summary of Principal Terms and Conditions1

Borrower:	E2open, LLC, a Delaware limited liability company (the “Borrower”).

Holdings:

E2open Intermediate, LLC, a Delaware limited liability company or any other person controlled by Sponsor that directly owns 100% of the outstanding equity interests of the Borrower as of the Closing Date (“Holdings”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:

Golub Capital Markets LLC (“Golub Capital”) will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Lenders (as defined below), and will perform the duties customarily associated with such roles.

Lead Arranger and Bookrunner:

Golub Capital will act as lead arranger and as bookrunner (in such capacities, the “Lead Arranger”), in each case for the Facilities, and will perform the duties customarily associated with such roles.

Lenders:

Golub Capital and/or one or more of its affiliates or managed funds and a syndicate of financial institutions arranged by Lead Arranger in consultation with and reasonably acceptable to the Sponsor, and excluding any Disqualified Lender. All such lenders, the “Lenders”.

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A and C thereto.

Senior Secured Credit Facilities:

(A)  A senior secured term loan facility in an aggregate principal amount of $920 million (i) implemented pursuant to new term loan commitments or (ii) to the extent that the Incremental Facility Option is exercised, implemented as an increase of $441 million to the term loan facility under the Existing Credit Agreement plus, at the Borrower’s election, without duplication of any borrowings made under the Revolving Facility under clause (B)(iii) of the section “Availability” below, an amount sufficient to fund any increased fees required to be funded in connection with the exercise of “Flex Provisions” for the Facilities under the Commitment Party Fee Letter (such term loan facility, regardless of whether implemented under clause (i) or (ii) above, the “Term Facility”). The loans under the Term Facility are referred to as the “Term Loans”.

(B)  A senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Facilities”) in an aggregate principal amount of $30 million, of which $10 million will be available for the issuance of letters of credit; provided that to the extent that the Incremental Facility Option is exercised, the Revolving Facility described herein shall not be implemented and the revolving facility under the Existing Credit Agreement shall remain in effect. Commitments under the Revolving Facility are referred to as “Revolving Facility Commitments”. Lenders with Revolving Facility Commitments are collectively referred to as “Revolving Lenders” and the loans thereunder are referred to as “Revolving Loans”; and together with the Term Loans, the “Loans”.

Incremental Facilities:

The Facilities will permit the Borrower to add one or more incremental term loan facilities to, or increase, the Term Facility (each, an “Incremental Term Facility”) and/or increase Revolving Facility Commitments (any such increase, an “Incremental Revolving Increase”; the Incremental Term Facilities and the Incremental Revolving Increases are collectively referred to as “Incremental Facilities”) in an aggregate amount (the “Incremental Cap”) not to exceed (with not more than $15 million of such amount in the form of Incremental Revolving Increases) (A) the greater of (x) $60 million and (y) 0.5x of pro forma Consolidated EBITDA (as defined below) as of the last day of the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered (the amount in clause (A), the “Fixed Incremental Amount”) (less the aggregate principal amount of all Incremental Equivalent/Ratio Debt (as defined below) incurred in reliance on the Fixed Incremental Amount) plus (B)

an amount equal to all voluntary prepayments and debt buybacks and payments utilizing the “yank a bank” provisions of any Facilities and all existing Incremental Facilities and Incremental Equivalent/Ratio Debt to the extent ranking pari passu in right of payment and security with the Term Loans made prior to the date of any such incurrence (in the case of the Revolving Facility, only so long as it is accompanied by a corresponding permanent commitment reduction thereunder), in each case except to the extent financed with the proceeds of the incurrence of long-term indebtedness (the amount in this clause (B), the “Fixed Prepayment Amount”) plus (C) an additional amount such that, after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (C) (which shall be deemed to include the amount of any Incremental Revolving Increase incurred at such time, as fully drawn), and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Facilities Documentation (as defined below)) (but in any event calculated without netting the cash proceeds of such Incremental Facility and any other Incremental Facility (as defined below) incurred concurrently), the Borrower would be in compliance, on a pro forma basis (but excluding the cash proceeds of such incurrence and without giving effect to any amount incurred simultaneously under clause (A) above), with a Total Leverage Ratio (as defined below) (recomputed as of the last day of the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered) that is no greater than 7.50:1.00 (the “Incremental Ratio”); provided that

(i)  no event of default (or, in the case of any incurrence or provision of any Incremental Facility in connection with a Limited Condition Acquisition (as defined below), no payment or bankruptcy event of default) under the Facilities Documentation has occurred and is continuing or would exist after giving effect thereto;

(ii)  except in the case of a bridge loan the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the latest maturity date of the initial Term Facility, the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the initial Term Facility, and the weighted average life of any such Incremental Term

Facility shall not be shorter than the then remaining weighted average life of the initial Term Facility;

(iii)   in the case of an Incremental Revolving Increase, such Incremental Revolving Increase shall be effected as an increase in commitments under the Revolving Facility and on the same terms and pursuant to the same documentation applicable to the Revolving Facility being increased (including as to maturity and scheduled or mandatory prepayment or commitment reductions); provided that, if required to consummate an Incremental Revolving Increase, the pricing, interest rate margins, rate floors and fees on the existing Revolving Facility may be increased (it being understood that additional upfront or similar fees may be payable to the Lenders providing such Incremental Revolving Increase without any requirement to pay such amounts to the existing Revolving Lenders);

(iv) the pricing, interest rate margins, discounts, premiums, rate floors and fees and (subject to clause (ii) above) maturity and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that, in the event that the Effective Yield (to be defined in a manner substantially consistent with the Existing Credit Agreement, after giving effect to the Documentation Considerations) for any Incremental Term Facility secured on a pari passu basis with the initial Term Facility is higher than the Effective Yield for the initial Term Facility by more than 50 basis points per annum, then the interest rate margins for the Term Facility shall be increased to the extent necessary so that the Effective Yield for such Term Facility is equal to the Effective Yield for such Incremental Term Facility, minus 50 basis points per annum (the protections in this clause (iv) are referred to herein as the “MFN Protections”).

(v)   any such Incremental Facility shall be secured by the Collateral on an equal priority basis with the Secured Obligations and shall not be guaranteed by any persons that are not Guarantors of the Secured Obligations or be secured by any assets not constituting Collateral;

(vi) without limiting the second paragraph under the heading “Mandatory Prepayments” below, with respect to mandatory prepayments of term loans and borrowings and prepayments and commitment reductions of re-

volving loans, the Incremental Facilities shall not participate on a greater than pro rata basis than the initial Term Facility or Revolving Facility, as applicable; and

(vii)  subject to clauses (ii), (iii), (iv) and (v) above, any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the initial Term Facility (except to the extent permitted by clause (ii), (iii), (iv) and (v) above), they shall not be materially more restrictive (when taken as whole) on the Borrower and the restricted subsidiaries than the terms and conditions of the initial Term Facility (when taken as a whole) (except for covenants or other provisions applicable only to the periods after the latest maturity date of all Term Facility and all Incremental Facilities existing at the time such Incremental Facility is incurred) (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the initial Term Facility).

The opportunity to commit to provide all or a portion of any Incremental Facility shall be offered by the Borrower first to the existing Lenders on a pro rata basis and, to the extent such Lenders have not agreed to provide such Incremental Facility on the terms specified by the Borrower, the Administrative Agent or any arranger of such Incremental Facility after being provided a bona fide opportunity to do so, the Borrower may seek commitments in respect of the Incremental Facilities from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that (i) the applicable Administrative Agent shall have consent rights (not to be unreasonably withheld, conditioned or delayed) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender, (ii) solely with respect to any Incremental Revolving Increase, the Issuing Banks (as defined below) shall have consent rights (not to be unreasonably withheld, conditioned or delayed) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of revolving loans or commitments, as applicable, to such Additional Lender and (iii) the restrictions applicable to Affiliated Lenders set forth under “Assignments and Participations”

shall apply to loans and commitments in respect of Incremental Facilities.

The Facilities Documentation will permit the Borrower or any of the Guarantors to utilize availability under the Incremental Facilities to issue Incremental Equivalent/Ratio Debt as set forth below. The Borrower shall not have the ability to reclassify any indebtedness incurred under the Fixed Incremental Amount and/or the Fixed Prepayment Amount after the incurrence thereof.

Refinancing Facilities:

The Facilities Documentation will permit the Borrower or any of the Guarantors to refinance loans or commitments under the Term Facility or Revolving Facility Commitments or loans or commitments under any Incremental Facility (a “Refinanced Facility”) from time to time, in whole or part, with one or more new Term Facilities (each, a “Refinancing Term Facility”) or new revolving credit facility (each, a “Refinancing Revolving Facility”; the Refinancing Term Facility and the Refinancing Revolving Facilities are collectively referred to herein as “Refinancing Facilities”), respectively, under the Facilities Documentation with the consent of the Borrower and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured or senior subordinated notes or loans or senior secured notes or loans that will be secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with the Facilities, or notes or loans that will be secured by the Collateral on a subordinated basis to the Facilities which, in each case, will be subject to a customary intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower (such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Indebtedness”), subject to terms and conditions substantially consistent with those set forth in the Existing Credit Agreement after giving effect to the Documentation Considerations.

Purpose:

(A)  The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the Revolving Facility (limited as set forth below), (i) to fund the transactions described in Exhibit A and (ii) to fund any original issue discount or upfront fees to the extent otherwise permitted above.

(B)  The letters of credit and proceeds of Revolving Loans may be used by the Borrower and its restricted subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other investments, dividends and any other use, in each case, not prohibited by the Facilities Documentation.

(C)  The proceeds of any Incremental Facility may be used by the Borrower and its restricted subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other permitted investments and permitted dividends and any other use not prohibited by the Facilities Documentation.

(D) The net cash proceeds of any Refinancing Term Facility or of any Refinancing Revolving Facility shall be applied to refinance the applicable Refinanced Facility.

Availability:	(A) The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B)  Revolving Loans (exclusive of Letter of Credit usage) may be made available on the Closing Date (i) to finance the Transactions, (ii) for ordinary course working capital needs or to fund working capital or similar adjustments under the Acquisition Agreement, (iii) for any amount needed to fund any increased fees required to be funded on the Closing Date due to the exercise of the “Flex Provisions” under the Commitment Party Fee Letter and (iv) to cash collateralize existing letters of credit, guarantees or performance or similar bonds; provided that the aggregate amount of Revolving Loans made available on the Closing Date for the purposes described in clauses (i) and (ii) shall not exceed $5 million. Otherwise, Revolving Loans will be available at any time after the Closing Date and prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed. The Borrower will be able to make same day ABR borrowings under the Revolving Facility up to an amount not to exceed $2 million; provided, however, that notice of such same-day borrowing must be delivered to the Administrative Agent by 10:00 AM (New York City time).

Interest Rates:	Initially, the interest rates under the Facilities will be as follows:

With respect to Revolving Loans, at the option of the Borrower, Adjusted LIBO Rate plus 5.75% or ABR plus 4.75%.

With respect to Term Loans, at the option of the Borrower, Adjusted LIBO Rate plus 5.75% or ABR plus 4.75%.

From and after the first full fiscal quarter ending after the Closing Date, the Facilities will be subject to a leverage based pricing grid to be agreed.

The Borrower may elect interest periods/terms of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or, if agreed by the Administrative Agent, a period of shorter than 1 month) for Adjusted LIBO Rate borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBO Rate, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the “Alternate Base Rate”, which shall be defined in a manner consistent with the Existing Credit Agreement, after giving effect to the Documentation Considerations.

“Adjusted LIBO Rate” shall be defined in a manner consistent with the Existing Credit Agreement, after giving effect to the Documentation Considerations.

The Facilities Documentation shall include appropriate mechanics with respect to the implementation of an alternative Adjusted LIBO Rate if the rate described above becomes unavailable, which alternative rate shall be mutually agreed by the applicable Administrative Agent and the Borrower in light of then-prevailing market practice; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero.

There shall be a minimum Adjusted LIBO Rate (i.e. Adjusted LIBO Rate prior to adding any applicable interest rate margins thereto) of 1% per annum.

Letter of Credit Fee:

A per annum fee equal to the spread over Adjusted LIBO Rate under the Revolving Facility will accrue for the account of Revolving Lenders on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the Revolving

Lenders pro rata in accordance with the amount of each such Revolving Lender’s Revolving Facility Commitment, with exceptions for Defaulting Lenders (to be defined in a manner consistent with the Existing Credit Agreement). In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a customary fronting fee on the aggregate face amount of outstanding letters of credit issued by such Issuing Bank, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360 day year, and (b) customary issuance and administration fees.

Commitment Fees:

The Borrower shall pay a commitment fee, for the account of Revolving Lenders, of 0.50% per annum, on the average daily unused portion of the Revolving Facility, payable in arrears at the end of each quarter, in each case for the actual number of days elapsed over a 360 day year. Such fees shall be paid to the Administrative Agent for distribution to the Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s Revolving Facility Commitment, with exceptions for Defaulting Lenders.

Default Rate:

During the continuance of any payment or bankruptcy event of default under the Facilities Documentation, the overdue principal amount of the Loans shall bear interest at a default rate of interest equal to an additional 2.00% per annum over the rate otherwise applicable and all other obligations under the Facilities Documentation that are past due shall bear interest at a default rate equal to 2.00% per annum plus the interest rate applicable to ABR loans, which, in each case, shall be payable on demand.

Letters of Credit:

An aggregate amount of no less than $10 million (denominated in U.S. dollars) will be available to the Borrower for the purpose of issuing standby letters of credit. Letters of credit under the Revolving Facility will be issued by a bank or other legally authorized person designated by the Administrative Agent and reasonably acceptable to the Borrower (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the third business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above), except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank. The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank (with interest payable thereon as customarily provided). The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their Revolving Facility Commitments, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any Revolving Lender becomes a “Defaulting Lender”, then the letter of credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their Revolving Facility Commitments up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its Revolving Facility Commitment. In the event that such reallocation does not fully cover the letter of credit exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the Revolving Facility Commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction

Final Maturity and Amortization:	(A) Term Facility

The Term Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Facility (commencing with the last business day of the first full fiscal quarter ended after the Closing Date or, if the Incremental Facility Option is exercised, the last business day of the first fiscal quarter ended after the Closing Date), with the balance payable on the maturity date thereof. The Term Facility will mature on the maturity date for the existing term facility set forth in the Existing Credit Agreement.

The Facilities Documentation shall contain “amend and extend” provisions consistent with those contained in the Existing Credit Agreement, after giving effect to the Documentation Considerations.

(B) Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the maturity date for the existing revolving facility set forth in the Existing Credit Agreement.

The Facilities Documentation shall contain “amend and extend” provisions consistent with those contained in the Existing Credit Agreement, after giving effect to the Documentation Considerations

Guarantees:

All obligations of the Borrower under (i) the Facilities and Incremental Facilities (“Credit Agreement Obligations”), and (ii) at the election of the Borrower delivered in writing to the Administrative Agent, any interest rate protection or other swap or hedging arrangements (other than any obligation of any Guarantor (as defined below) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and subject to certain exceptions), and obligations under cash management arrangements, in each case entered into with a Lender, the Lead Arranger, the Administrative Agent or any affiliate of a Lender, the Lead Arranger or the Administrative Agent or other persons to be mutually agreed (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by Holdings, the Borrower (other than with respect to its own primary obligations) and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. organized restricted subsidiary of the Borrower (the “Subsidiary Guarantors” and, in the case of the obligations of the Subsidiary Guarantors under Hedging/Cash Management Arrangements only, the Borrower (Holdings, the Subsidiary Guarantors and the Borrower together, the “Guarantors”); provided that Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined by reference to individual revenues or assets excluded and the aggregate revenues or assets of the overall restricted group excluded), (c) any subsidiary that is restricted or prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such restriction or contractual prohibition, such restriction or prohibition is not incurred in contemplation of such acquisition and, in each case, only for so long as such restriction or prohibition is continuing), in each case, from guaranteeing the Secured Obligations (as defined below) or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received (with no obligation to pursue such consent, approval, license or authorization), or for which the provision of a Guarantee would result in a material adverse tax consequence to Holdings, the Borrower or one of their respective subsidiaries (as determined in good faith by the Borrower), (d) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of a Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”) (any such non-U.S. subsidiary, a “CFC”) and any direct or indirect U.S. subsidiary of a Borrower that has no material assets other than the equity of (or equity of and obligations owed or treated as owed by) one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a “FSHCO”), (e) certain special purpose entities and not for profit subsidiaries, if any and (f) any restricted subsidiary acquired pursuant to a Permitted Acquisition (as defined below) or similar investment financed with secured indebtedness permitted to be incurred pursuant to the Facilities Documentation as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition) and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent, and so long as, such secured indebtedness prohibits such subsidiary from becoming a Guarantor.

The Borrower may, at its option, cause any restricted subsidiary that is not otherwise required to become a Guarantor to become a Guarantor with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

Subject to the limitations set forth below in this section and subject to the Certain Funds Provisions, the Credit Agreement Obligations, the Guarantees in respect of the Credit Agreement Obligations and the Hedging/Cash Management Arrangements (collectively, the “Secured Obligations”; provided the Secured Obligations shall not include obligations under Hedging/Cash Management Arrangements owed to a person that is not a Lender, the Lead Arranger, the Administrative Agent or an affiliate of a Lender, the Lead Arranger or the Administrative Agent to the extent that such obligations are in excess of an aggregate amount to be agreed) will be secured on a first priority (subject to permitted liens) basis by: (a) a perfected pledge of 100% of the equity interests of the Borrower and each direct, wholly-owned restricted subsidiary of the Borrower and of each Guarantor (which pledge, in the case of capital stock of any non-U.S. organized subsidiary that is a CFC or FSHCO, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such non-U.S. organized subsidiary or FSHCO) and (b) perfected security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of the Borrower and each Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), deposit and securities accounts, investment property, U.S. intellectual property, real property, intercompany notes, instruments, chattel paper and documents, letter of credit rights, commercial tort claims and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”). The pledges of and security interests in and mortgages on the Collateral granted by the Borrower and each Guarantor shall secure its own respective Secured Obligations.

Notwithstanding anything to the contrary, the Collateral shall exclude (including from applicable security documents) the following: (i) (A) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing subject to the requirements of the Certain Funds Provisions) and (B) all real property leasehold interests (with no requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the anti-assignment provisions of the UCC and other applicable law, (iii) pledges and security interests prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority) after giving effect to the anti-assignment provisions of the UCC and other applicable law other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition, (iv) margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than Holdings, a Borrower or any wholly owned restricted subsidiary of a Borrower), under the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly-owned restricted subsidiaries after giving effect to the anti-assignment provisions of the UCC and other applicable law, (v) assets to the extent a security interest in such assets would result in material adverse tax consequences to Holdings, the Borrower or one of their respective subsidiaries (as determined in good faith by the Borrower), (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) any equity interest of any non-wholly owned Subsidiary or joint venture the extent (but only for so long as) the pledge thereof is prohibited by the organizational documents thereof, (viii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement permitted under the Facilities Documentation to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party (other than Holdings, a Borrower or any wholly owned restricted subsidiary of a Borrower) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition, (ix) voting capital stock of (A) any subsidiary that is a CFC or (B) any FSHCO, in each case in excess of 65% of the total voting capital stock of such subsidiary, (x) any segregated funds or accounts held or received on behalf of third parties (other than Borrower or any Guarantor), (xi) equity interests of immaterial subsidiaries, except to the extent perfection of a security interest therein can be accomplished by the filing of a UCC financing statement, (xii) equity interests of unrestricted subsidiaries, not-for-profit entities and special purpose entities, (xiii) motor vehicles, railcars, motor vehicles, trailers, aircraft, aircraft engines, construction and earth moving equipment and other assets subject to certificates of title any property, except to the extent perfection of a security interest therein can be accomplished by the filing of a UCC financing statement, (xiv) any property, including cash to secure letter of credit reimbursement obligations (other than in respect of Letters of Credit) and any segregated cash deposits (other than in favor of any Agent for the benefit of any of the Secured Parties) that constitute liens permitted under certain provisions to be agreed of the Facilities Documentation in which the Borrower or a subsidiary thereof that is a Guarantor now or hereafter has rights, to the extent in each case, that a security interest may not be granted by the Borrower or a subsidiary thereof that is a Guarantor in such property as a matter of applicable law, rule or regulation, or under the effective terms of the property or the governing document applicable thereto, without the consent of one or more parties thereto other than the Borrower or any Guarantor or any of their subsidiaries, but only for so long as such consent has not been obtained and only so long as such prohibition was not created in contemplation hereof and only for so long as such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code and (xv) other exceptions to be mutually agreed. The Collateral may also exclude those assets as to which the Borrower and the Administrative Agent reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”).

In addition, (a) landlord lien waivers, estoppels and collateral access letters shall not be required and no perfection actions shall be required (beyond the filing of a financing statement under the Uniform Commercial Code) with respect to (i) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement or equivalent), (ii) commercial tort claims with a value of less than an amount to be agreed and (iii) promissory notes evidencing debt for borrowed money in a principal amount (individually) of less than an amount to be agreed, (b) share certificates of foreign subsidiaries shall only be required to be delivered upon the reasonable request of the Administrative Agent and (c) unless and only to the extent a non-U.S. subsidiary becomes a Guarantor as provided above, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken, nor shall the Administrative Agent be authorized to take any such action, to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Within 90 days (or such longer period as the Administrative Agent shall reasonably agree) following the Closing Date (or the date of acquisition or opening thereof), Borrower and the Guarantors shall be required to maintain springing account control agreements with respect to all deposit and securities accounts, excluding payroll, withholding trust and other similar accounts and other accounts containing less than an amount to be determined. For the avoidance of doubt, no such account control agreements will be required as a condition to funding on the Closing Date.

All the above-described pledges, security interests and mortgages shall be created on terms substantially consistent with those set forth in the Existing Credit Agreement, after giving effect to the Documentation Considerations (as defined below).

Mandatory Prepayments:	Loans under the Term Facility and under any Incremental Term Facility shall be prepaid with:

(A)  commencing with the first full fiscal year of the Borrower to occur after the Closing Date, an amount equal to 50% of Excess Cash Flow (to be defined in a manner substantially consistent with the equivalent definition set forth in the Existing Credit Agreement after giving effect to the Documentation Considerations, with step-downs to 25% and 0% based upon the achievement and maintenance of Total Leverage Ratios equal to or less than 6.75:1:00 and 6.25:1.00, respectively; provided that, for any fiscal year, at the Borrower’ option, any voluntary prepayments of loans under the Facilities or under any Incremental Facility (including prepayments at a discount to par offered to all Lenders under the Term Facility or under any Incremental Term Facility, with credit given for the aggregate amount of cash used to make such prepayments) and any voluntary prepayments or redemptions of any Refinancing Debt and/or Incremental Equivalent/Ratio Debt, in each case to the extent secured by liens on the Collateral on a pari passu basis with the Facilities (in each case, other than prepayments funded with proceeds of the Revolving Facility or other long-term indebtedness or equity and, subject, in the case of any prepayment of the revolving credit facility, to the extent commitments thereunder are permanently reduced by the amount of such prepayments), made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, may, in each case, be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year); provided that prepayments shall only be required under this clause (A) if, and only to the extent, that the amount of Excess Cash Flow is in excess of $15 million for any fiscal year;

(B)  an amount equal to 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of assets by the Borrower and its restricted subsidiaries after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of an amount to be agreed for each individual asset sale or disposition (or series of concurrent related asset sales or dispositions) and an amount to be agreed in the aggregate for any fiscal year (in each case, with only the amount in excess of such amount being required to repay the Loans), and subject to the right of the Borrower and its subsidiaries to reinvest such required amount of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 18 months of the receipt of such net cash proceeds and, if so committed to be reinvested in the business, including in Permitted Acquisitions and capital expenditures, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Facilities Documentation substantially consistent with the exceptions set forth in the Existing Credit Agreement, after giving effect to the Documentation Considerations; provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an asset sale to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the earlier of execution of a definitive agreement for such asset sale and consummation of such asset sale; and

(C)  an amount equal to 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Facilities Documentation, except in respect of Refinancing Indebtedness).

Mandatory prepayments shall be applied, without premium (except as otherwise provided below) or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBO Rate borrowings other than on the last day of the relevant interest period, to the amortization payments scheduled to occur under the Term Facility and any Incremental Term Facility in direct order of maturity. With respect to mandatory prepayments under clauses (A) or (B) above, such prepayment shall be applied ratably between the Term Facility, each Incremental Term Facility and Refinancing Term Facility under the Facilities Documentation and any other Incremental Equivalent/Ratio Debt secured on a pari passu basis with the Facilities (other than any class of Incremental Term Facility or Refinancing Term Facility under the Term Documentation or any such Incremental Equivalent/Ratio Debt that has agreed to receive a less than pro rata share of any mandatory prepayment). With respect to mandatory prepayments under clause (C) above, such prepayment, (i) to the extent resulting from the incurrence of Refinancing Indebtedness, shall be applied in the manner directed by the Borrower to the applicable class of Loans or Revolving Facility Commitments being refinanced and (ii) to the extent resulting from the incurrence of other debt obligations not permitted under the Facilities Documentation, shall be applied ratably between the Term Facility, each Incremental Term Facility and Refinancing Term Facility under the Facilities Documentation and any other Incremental Equivalent/Ratio Debt secured on a pari passu basis with the Facilities (other than any class of Incremental Term Facility or Refinancing Term Facility under the Term Documentation or any such Incremental Equivalent / Ratio Debt that has agreed to receive a less than pro rata share of any mandatory prepayment).

Notwithstanding the foregoing, the Facilities Documentation will provide that, in the event that any Refinancing Indebtedness or any Incremental Equivalent/Ratio Debt shall be incurred, such Refinancing Indebtedness or Incremental Equivalent/Ratio Debt (to the extent secured on an equal priority basis with the Facilities) may share no more than ratably in any prepayments required by the foregoing provisions of clauses (A) and (B).

Any prepayment or requirement to prepay from a non-U.S. restricted subsidiary’s Excess Cash Flow and asset sale or other disposition proceeds will be limited in a manner substantially consistent with Existing Credit Agreement after giving effect to the Documentation Considerations to the extent such prepayment or requirement (including the repatriation of cash in connection therewith) would (a) be prohibited, delayed or restricted by applicable law, rule or regulation (provided that the Borrower and its restricted subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation) or (b) result in material adverse tax consequences to Holdings, the Borrower or one of their respective subsidiaries (as determined in good faith by the Borrower).

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clause (C) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and shall be added to the Available Amount

Basket (as defined below) (such amount, the “Declined Proceeds”).

Voluntary Prepayments and

Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Facility Commitments and voluntary prepayments of borrowings under the Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (except as set forth in the next two succeeding paragraphs), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBO Rate borrowings other than on the last day of the relevant interest period.

Voluntary prepayments (other than a voluntary prepayment in connection with a change of control or IPO (as defined below)), prepayments from the incurrence of non-permitted indebtedness and refinancings of the Term Facility shall be subject to a prepayment premium (including as a result of a mandatory prepayment with debt proceeds) in an amount equal to (a) if such prepayment is made prior to the first anniversary of the Closing Date, an amount equal to 2.00% of the principal amount of the Term Facility so prepaid (or total payment of 102%) and (b) if such prepayment is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, an amount equal to 1.00% of the principal amount of the Term Facility so prepaid (or total payment of 101%) (this paragraph, collectively, the “Call Protection”). For the purposes of this paragraph, “IPO” shall mean any initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common equity interests by Holdings or any direct or indirect parent entity of Holdings.

All voluntary prepayments of the Term Facility, any Incremental Term Facility or any Refinancing Term Facility will be applied to the remaining amortization payments under such Term Facility, Incremental Term Facility or Refinancing Term Facility, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Term Loans in such order as the Borrower may designate, and shall be applied to the Term Facility, any Incremental Term Facility or any Refinancing Term Facility, as determined by the Borrower.

Conditions to Initial Borrowing:	The availability of the Facilities on the Closing Date will be subject solely to the conditions expressly set forth in Exhibit C to the Commitment Letter.

Conditions to Subsequent Borrowings:	After the Closing Date, the making of each extension of credit under the Facilities (except, in the case of clauses (b) and (c)

below, in connection with incurrences under Incremental Facilities and Refinancing Facilities) shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in the Facilities Documentation in all material respects (or, if qualified by materiality, in all respects) and (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit.

Facilities Documentation:

The Facilities will be documented either as (i) if the Incremental Facility Option is exercised, as an amendment and incremental increase to that certain Credit Agreement, dated as of November 26, 2018, among the Borrower, E2Open Intermediate, LLC, the lenders party thereto and Golub Capital as the administrative agent and collateral agent (the “Existing Credit Agreement”) or (ii) under a single new credit agreement (in each case, the “Facilities Documentation”) and shall be drafted initially by counsel for the Borrower and shall contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and (ii) contain such other terms as the Borrower and the Lead Arranger shall reasonably agree; it being understood and agreed that the Facilities Documentation shall be substantially consistent with Existing Credit Agreement; provided that such Existing Credit Agreement shall be further modified by the terms set forth herein and, subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA, total assets and leverage level of the Borrower and its subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections and (iv) modifications to reflect changes in law or accounting standards since the date of the Existing Credit Agreement. To the extent that any representations and warranties made on the Closing Date are qualified by “Material Adverse Effect”, for the purposes of such representations and warranties, the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement. This paragraph shall be referred to as the “Documentation Considerations”.

Limited Condition Acquisition:	For purposes of (i) determining compliance with any provision of the Facilities Documentation which requires the calcu-

lation of the Total Leverage Ratio (as defined below), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Facilities Documentation (including baskets measured as a percentage of total assets or Consolidated EBITDA), in each case, in connection with any applicable Permitted Acquisition or similar investment permitted under the Facilities Documentation whose consummation is not conditioned on the availability of, or on obtaining, third-party financing (any such transaction, a “Limited Condition Acquisition”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, such action could have been taken on the relevant LCA Test Date in compliance with such ratio, representation, warranty, absence of default or event of default or basket, such ratio, representation, warranty, absence of default or event of default or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket at or prior to the consummation of the relevant transaction or action (including due to fluctuations of the target of any Limited Condition Acquisition), such ratios or baskets will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of such ratios or baskets on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated.

Representations and Warranties:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only and, solely in the case of compliance with PATRIOT Act, OFAC, FCPA and other anti-money laundering, anti-corruption, sanctions and anti-terrorism laws, Holdings and all of its subsidiaries): organizational status and good standing; power and authority, due authorization, qualification, execution, delivery and enforceability of the applicable Facilities Documentation; with respect to the execution, delivery and performance of the applicable Facilities Documentation, no violation of, or conflict with, material law, organizational documents or material agreements; compliance with law; PATRIOT Act; OFAC; FCPA; other anti-money laundering, anti-corruption, sanctions and anti-terrorism laws; litigation; margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of the applicable Facilities; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements and pro forma financial statements; projections; since the Closing Date, no Material Adverse Effect (as defined below); taxes; ERISA and labor matters; subsidiaries; intellectual property; environmental laws; use of proceeds; status of the applicable Facilities as “senior debt” and “designated senior debt” (if applicable); ownership of properties; insurance; creation, perfection and priority of liens and other security interests; consolidated Closing Date solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date and accuracy of the beneficial ownership certification required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation” and such certification, “Beneficial Owner Certification”) as of the Closing Date, subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the Facilities Documentation, which shall be substantially consistent with the qualifications and limitations for materiality provided in the Existing Credit Agreement, after giving effect to the Documentation Considerations.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, operations, or financial condition of the Borrower and its restricted subsidiaries, taken as a whole, that, individually or in the aggregate, would materially adversely affect (a) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the applicable Facilities Documentation or (b) the rights and remedies of the applicable Administrative Agent and the applicable Lenders under the applicable Facilities Documentation in any material respect.

Affirmative Covenants:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only and, solely in the case of compliance with PATRIOT Act and beneficial ownership information and documentation, OFAC, FCPA and other anti-money laundering, anti-corruption, sanctions and anti-terrorism laws, Holdings and all of its subsidiaries): delivery of (a) annual audited and quarterly unaudited financial statements within 120 days of the end of any fiscal year and 45 days of the end of each fiscal quarter (with extended time periods of 180 days for delivery of the first annual financial statements, 150 days for delivery of the second annual financial statements, and 60 days for delivery of the first three quarterly financial statements, in each case, to be delivered after the Closing Date and with annual financial statements to be accompanied by an opinion of an independent accounting firm (which opinion shall not contain any scope qualification or any going concern qualification (other than resulting from (x) an upcoming maturity under any indebtedness for borrowed money,(y) any actual or prospective breach of any financial covenant under any Indebtedness for borrowed money or (z) the activities of unrestricted subsidiaries)), (b) annual budget reports in a form customarily prepared by the Borrower (with delivery time periods to be within 90 days after the end of each fiscal year of the Borrower), (c) officers’ compliance certificates and (d) other information reasonably requested by the applicable Administrative Agent; delivery of notices of defaults, ERISA events and other events that would reasonably be expected to result in a Material Adverse Effect; inspections (subject to frequency (so long as there is no ongoing event of default)); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); maintenance of existence and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental, PATRIOT Act, OFAC, FCPA and other anti-money laundering, anti-corruption, sanctions and anti-terrorism laws); additional Guarantors and Collateral (subject to limitations set forth under “Guarantees” and “Security” above) and related required actions; use of proceeds and letters of credit; changes in lines of business; changes in fiscal year; designation (and redesignation) of Unrestricted Subsidiaries; and further assurances on collateral matters, subject, where applicable, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Facilities Documentation, which shall be substantially consistent with the exceptions and qualifications provided in the Existing Credit Agreement, after giving effect to the Documentation Considerations.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, in the case of clause (l) below, Holdings):

(a)   limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the Facilities (including Incremental Facilities), (ii) non-speculative hedging arrangements, (iii) any indebtedness incurred or issued prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Agreement, all of which indebtedness, to the extent in excess of a threshold amount to be agreed, shall be scheduled, (iv) any secured or unsecured notes or loans (including debt incurred or assumed in connection with a Permitted Acquisition) (subject to a sublimit for non-Guarantor subsidiaries) in lieu of the Incremental Facilities (such loans or notes, “Incremental Equivalent/Ratio Debt”); provided that either (x) the incurrence of such indebtedness shall, if applicable, result in a dollar for dollar reduction of the amount of indebtedness that the Borrower may incur in respect of the Incremental Facilities in reliance on the Fixed Incremental Amount and/or the Fixed Prepayment Amount, as applicable, and the other requirements related to the incurrence of the Incremental Facilities shall be satisfied (including as to maturity and weighted average life requirements, the MFN Protections in the case of indebtedness secured by the Collateral on a pari passu basis with the Secured Obligations, and Collateral and security matters) or (y) after giving pro forma effect to the incurrence of such Incremental Equivalent/Ratio Debt, the Total Leverage Ratio does not exceed 7.50:1.00 (subject to compliance with the Required Additional Debt Terms (defined in a manner consistent with the Existing Credit Agreement, after giving effect to the Documentation Considerations), including the application of the MFN Protections in the case of indebtedness secured by the Collateral on a pari passu basis with the Secured Obligations), (v) Refinancing Indebtedness, (vi) purchase money indebtedness and capital leases up to an amount to be agreed and subject to customary limitations, (vii) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions (it being understood that payments of such obligations shall be subject to limitations consistent with the Existing Credit Agreement, after giving effect to the Documentation Considerations), (viii) a general debt basket in an amount of $25 million, (ix) a non-Guarantor debt basket up to an amount to be agreed and (x) other customary exceptions to be agreed);

(b)   limitations on liens, which shall permit, among other things, (i) liens securing the Facilities (including the Incremental Facilities)), (ii) liens securing Refinancing Indebtedness, (iii) any Incremental Equivalent/Ratio Debt, subject to customary requirements regarding entry into one or more intercreditor agreements satisfactory to the Administrative Agent, (iv) liens securing purchase money indebtedness or capital leases permitted under clause (a)(vi) above, (v) a general lien basket in an amount of $25 million, and (vi) a non-Guarantor subsidiary lien basket equal to the size of the non-Guarantor subsidiary debt basket; provided that the liens shall only encumber the assets of the non-Guarantor subsidiaries owing such obligations;

(c) limitations on fundamental changes (which shall permit Permitted Acquisitions consummated as mergers or consolidations);

(d)   limitations on asset sales (including sales of subsidiaries) and sale and lease back transactions (which, in each case, shall be permitted on the terms set forth in the third succeeding paragraph);

(e)   limitations on investments and acquisitions (which shall be permitted on the terms set forth in the fourth succeeding paragraph and, in addition, which shall permit, among other things, (i) investments in the Borrower and its restricted subsidiaries, limited to $15 million outstanding in restricted subsidiaries which are not Loan Parties (excluding investments outstanding on the Closing Date that are scheduled), (ii) investments in connection with the Transactions, (iii) investments in joint ventures, unrestricted subsidiaries and similar businesses up to an amount to be agreed, (iv) a general investments basket of $20 million, plus an amount not to exceed the unused amount of the general restricted payments basket and the unused amount of the general Junior Debt prepayments basket, (v) Permitted Acquisitions, (vi) investments with the Available Amount Basket as set forth in the second succeeding paragraph and (vii) so long as no payment or bankruptcy event of default has occurred and is continuing, unlimited investments subject only to pro forma compliance with a Total Leverage Ratio of 6.50:1.00);

(f)   limitations on dividends or distributions on, or redemptions of, the Borrower’s (or any of its direct or indirect parent company’s) equity (which shall permit, among other things, (i) with respect to any taxable period ending after the Closing Date for which the Borrower is treated as, or is disregarded as separate from, a partnership for U.S. federal income tax purposes, distributions to the Borrower’s equity owners to pay taxes attributable to allocations of taxable income from the Borrower (with the method for determining the maximum permitted amount of any such tax distributions to be mutually agreed in the Facilities Documentation, but in any event to take into account, among other things, any adjustment to the basis of the Borrower’s and Holdings (and any of its direct or indirect parent entities’) property pursuant to Section 734, 743 or 754 of the Internal Revenue Code and any comparable provision of state and local income tax law), (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent entity not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes to maintain the legal existence of such parent entity, (iii) dividends, distributions or redemptions with the Available Amount Basket as set forth in the second succeeding paragraph, (iv) dividends, distributions or redemptions in connection with the Transactions, (v) dividends, distributions or redemptions of up to $15 million (shared with the general Junior Debt basket), (vi) following an initial public offering and so long as no event of default has occurred and is continuing or would result therefrom, dividends or distributions in an aggregate amount not to exceed 6.0% per annum of the aggregate amount of IPO proceeds received by, or contributed to, the Borrower or any of its restricted subsidiaries, (vii) so long as no event of default has occurred and is continuing, additional dividends, distributions or redemptions, subject only to pro forma compliance with a Total Leverage Ratio of 6.00:1.00) and (viii) dividends and distributions to the Borrower’s direct parent to the extent, in the case of any cash dividend or distribution, the proceeds thereof will be used to finance an investment that would be permitted to be made directly by the Borrower or any restricted subsidiary and such investment is promptly contributed to the Borrower or a restricted subsidiary;

(g)   limitations on prepayments, purchases or redemptions of any contractually subordinated or junior lien indebtedness for borrowed money in excess of a threshold amount to be agreed (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things, (i) refinancing or exchanges of Junior Debt for other Junior Debt maturing no earlier, and not having a shorter weighted average life, than the Junior Debt being so refinanced or exchanged (provided that such refinancing or exchange indebtedness shall be subordinated indebtedness), (ii) conversion of Junior Debt to common or “qualified preferred” equity, (iii) prepayments, purchases or redemptions of Junior Debt with the Available Amount Basket as set forth in the second succeeding paragraph, (iv) prepayments, purchases or redemptions of up to $15 million (shared with the general restricted payments basket) and (v) so long as no event of default has occurred and is continuing, unlimited prepayments, purchases or redemptions of Junior Debt subject only to pro forma compliance with a Total Leverage Ratio of 6.00:1.00;

(h) limitations on negative pledge clauses and burdensome agreements;

(i)  limitations on transactions with affiliates (which shall permit, among other things, (i) so long as no payment or bankruptcy event of default exists, payment of management fees (it being understood that in the event of any such event of default such fees may continue to accrue on a subordinated basis) to the Sponsor and its affiliates and (ii) payment of indemnities and reasonable out-of-pocket expenses owed by Borrower or any of its restricted subsidiaries to the Sponsor or any of its respective affiliates);

(j) changes in fiscal year;

(k) amendments of organizational documents of the Borrower and the Subsidiary Guarantors that are materially adverse to the Lenders; and

(l) solely with respect to Holdings, maintenance of passive holding company status.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Facilities Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in Existing Credit Agreement, after giving effect to the Documentation Considerations; provided that (i) certain monetary baskets will include basket builders based on a percentage of Consolidated EBITDA of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of such basket.

In addition, certain negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) the greater of (x) $40 million and (y) 33% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters (this clause (a), the “Available Amount Starter”), plus (b) commencing with the first full fiscal year of the Borrower to occur after the Closing Date, retained excess cash flow (which in no event shall be less than zero for any fiscal year), plus (c) the amount of Declined Proceeds, plus (d) other amounts consistent with the Existing Credit Agreement, after giving effect to the Documentation Considerations. The Available Amount Basket may be used for certain investments, dividends and distributions and the prepayment, purchase or redemption of Junior Debt; provided that use of the Available Amount Basket attributable to clause (b) above shall be subject to no event of default having occurred and be continuing and (x) in the case of investments, a pro forma Total Leverage Ratio no greater than 7.00:1.00 and (y) in the case of dividends and distributions in respect (or purchases) of capital stock of the Borrower (or any of its direct or indirect parent companies) or prepayment, purchase or redemption of Junior Debt a pro forma Total Leverage Ratio no greater than 6.25:1.00.

Subject to the fundamental changes covenant, the Borrower or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions (other than asset sales or dispositions of Material Intellectual Property (to be defined in a manner consistent with the Existing Credit Agreement, after giving effect to the Documentation Considerations)) without limit so long as (a) such sales or dispositions are for fair market value, as determined by the Borrower in good faith, (b) at least 75% of the consideration for asset sales and dispositions in excess of an amount to be agreed shall consist of cash or cash equivalents (subject to exceptions to be set forth in the Facilities Documentation to be agreed, which shall include a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) and (c) such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof.

The Borrower or any restricted subsidiary will be permitted to make acquisitions of persons that become restricted subsidiaries or of assets (including assets constituting a business unit, line of business or division) or capital stock (each, a “Permit-

ted Acquisition”), along with intercompany investments necessary to consummate such Permitted Acquisition, subject solely to the following terms and conditions: (a) before and after giving effect thereto, (i) at the time of consummation of such Permitted Acquisition (other than a Permitted Acquisition that is a Limited Condition Acquisition), no event of default shall have occurred and be continuing and (ii) in the case of a Permitted Acquisition that is a Limited Condition Acquisition, (A) on the date the definitive agreements for such Limited Condition Acquisition are entered into, no event of default shall have occurred and be continuing, and (B) at the time of consummation of such Limited Condition Acquisition, no payment or bankruptcy event of default has occurred and is continuing, (b) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant, (c) pro forma compliance with the Financial Maintenance Covenant, (d) solely to the extent required by, and subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become Guarantors and pledge their Collateral to the Administrative Agent, subject to a limitation in an aggregate amount not to exceed $80 million with respect to acquired companies and assets that do not become, or shall be owned by, Loan Parties.

Each covenant shall also permit reliance on one or more available exceptions and baskets at the Borrower’s option, and if such exceptions and baskets include a combination of fixed amounts (including any related builder or grower component) and amounts permitted under incurrence-based ratio tests in concurrent transactions, a single transaction or a series of related transactions, any incurrence-based ratio tests shall be calculated without giving effect to the utilization of such fixed amounts, except that incurrences of debt and liens constituting fixed amounts shall be taken into account for purposes of incurrence-based ratio tests other than incurrence-based ratio tests contained in the debt and liens negative covenants. For the avoidance of doubt, all debt substantially contemporaneously incurred will be included for purposes of determining compliance with incurrence-based ratio tests outside of the debt and liens covenants.

Financial Maintenance Covenant:	The Facilities Documentation will contain a maximum Total Leverage Ratio with regard to the Borrower and its restricted subsidiaries on a consolidated basis (the “Financial Maintenance Covenant”).

The Financial Maintenance Covenant (x) will be tested quarterly commencing with the first full fiscal quarter to occur after the Closing Date (or, if the Incremental Facility Option is exercised, the last business day of the first fiscal quarter ended after the Closing Date) and (y) will initially be set at a level of 10.50:1.00, with step-downs to 9.50:1.00 commencing on the last day of the fiscal quarter ending May 31, 2021 and to 8.75:1.00 commencing on the last day of the fiscal quarter ending May 31, 2022.

For purposes of determining compliance with the Financial Maintenance Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to a Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the Financial Maintenance Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so applied, a “Specified Equity Contribution”), subject solely to the following terms and conditions: (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Maintenance Covenant for the relevant fiscal quarter, (c) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions and any baskets with respect to the covenants contained in the Facilities Documentation and shall be disregarded for purposes of the calculation of the Available Amount Basket, (d) during the term of the Facilities no more than five (5) Specified Equity Contributions may be made and (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Maintenance Covenant for any fiscal quarter in which such Specified Equity Contribution is deemed applied, except in the case of any fiscal quarter subsequent to such Specified Equity Contribution, to the extent such proceeds are actually applied to repay indebtedness. The Facilities Documentation will contain a customary standstill provision with respect to the declaration of an event of default and/or exercise of remedies during the period in which a Specified Equity Contribution could be made. It is understood that there shall be no borrowing or issuance under the Revolving

Facility following a breach of the Financial Maintenance Covenant until the Specified Equity Contribution has actually been received by the Borrower.

“Consolidated EBITDA” (or, with respect to clauses (a), (d), (e), (f), (j) and (k) below, “Consolidated Net Income”) shall be defined to include, in any event and without limitation, add backs, deductions and adjustments, as applicable, without duplication, for:

(a) all non-cash items,

(b) all extraordinary (as defined under GAAP as in effect prior to FASB Update No. 2015-01), unusual or non-recurring items,

(c) restructuring, integration and business optimization expenses or costs (including charges related to the implementation of cost-savings initiatives, operating expense reductions and other similar initiatives), reserve, retention, recruiting, relocation and signing bonuses and expenses, contract termination costs, severance costs and other one-time and nonoperational costs and expenses,

(d) any expenses or costs incurred in connection with equity offerings, investments, dispositions or indebtedness, whether or not consummated,

(e) minority interest expenses related to subsidiary income attributable to minority equity interests in third parties,

(f) non-cash costs or non-cash expenses incurred in connection with equity or stock option plans or similar management or employee benefit plans,

(g) pro forma “run rate” cost savings, operating expense reductions and other synergies and similar pro forma adjustments (in each case, net of amounts actually realized) related to acquisitions, dispositions and other specified transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or are that are expected to be taken after the date of consummation of such acquisition, disposition or other specified transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives (in the good faith determination of the Borrower); provided that any such cost savings, operating expense reductions and synergies are projected in good faith to be realized within 24 months after the end of the relevant test period; provided, further, that the amounts added back to Consolidated EBITDA pursuant to this clause (g) shall not exceed 25% of Consolidated EBITDA (determined exclusive of such amounts) for any test period,

(h) [reserved],

(i) adjustments and add backs (i) reflected in, and up to amount set forth in, the model provided by the Sponsor to the Lead Arranger on May 1, 2019 (excluding any adjustments for changes in deferred revenue, billings-based adjustments, any adjustments for realized foreign exchange gains or losses and any addbacks for capitalized software expenditures and one-time research and development costs that could be capitalized (for the avoidance of doubt, all capitalized software expenditures shall be deducted in the calculation of Consolidated EBITDA)), (ii) reflected in any quality of earnings report prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent (excluding any adjustments for changes in deferred revenue, billings-based adjustments, any adjustments for realized foreign exchange gains or losses and any addbacks for capitalized software expenditures and one-time research and development costs that could be capitalized (for the avoidance of doubt, all capitalized software expenditures shall be deducted in the calculation of Consolidated EBITDA)); provided, however, that the add back related to one-time research and development costs that could be capitalized included in the quality of earnings report provided to the Lead Arranger on May 9, 2019 that relates to the specific one-time research and development projects described in such quality of earnings report shall be permitted to be added back in the calculation of Consolidated EBITDA through the test period ending on February 29, 2020 and (iii) consistent with Regulation S-X, and

(j) management, monitoring, consulting, transaction, refinancing and advisory fees (including termination fees) and related indemnities and expenses paid.

Capitalized software expenditures and capitalized commissions will be deducted in the calculation of Consolidated EBITDA.

Notwithstanding anything to the contrary contained herein or in the Existing Credit Agreement, all financial calculations shall be made without giving effect to ASC 606.

“Consolidated Total Debt” shall be defined as the outstanding principal amount of all third party debt for borrowed money, purchase money indebtedness, capital leases, unreimbursed drawings under letters of credit and third party debt obligations evidenced by bonds, debentures, notes, loan agreements or similar instruments, in each case of the Borrower and the restricted subsidiaries, determined in accordance with GAAP, net of (x) cash and cash equivalents with respect to which the Administrative Agent has a first priority perfected lien pursuant to a control agreement plus (y) in the case of cash and cash equivalents held in foreign accounts, up to $7.5 million at any one time.

“Total Leverage Ratio” shall be defined as the ratio of Consolidated Total Debt on any date to Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered and ended prior to such date.

Unrestricted Subsidiaries:

The Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary subject solely to the following terms and conditions: (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower or the applicable restricted subsidiary at such time, (b) any redesignation of an unrestricted subsidiary as a restricted subsidiary shall be deemed to constitute the incurrence of debt and liens of such subsidiary at such time, (c) immediately after giving effect to such designation, the Borrower shall be in pro forma compliance with the Financial Maintenance Covenant, (d) no subsidiary may be designated as an “unrestricted subsidiary” or continue as an “unrestricted subsidiary” if such subsidiary (i) is a “restricted subsidiary” for the purpose of any other material indebtedness or (ii) is the legal owner of any Material Intellectual Property and (e) no event of default under the Facilities Documentation has occurred or is continuing or would exist after giving effect thereto. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated EBITDA, consolidated total assets or compliance with the Financial Maintenance Covenant.

Events of Default:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only and, solely to the extent applicable, Holdings): nonpayment of principal when due; nonpayment of interest or other amounts after a five business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than notices of default and maintenance of the Borrower’ existence), to a thirty day grace period); incorrectness of representations and warranties in any material respect (subject to a 30-day grace period in the case of misrepresentations that are capable of being cured); cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed; bankruptcy or other similar events of Holdings, the Borrower or its material restricted subsidiaries (with a 60 day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; ERISA or similar events that have resulted in (or could reasonably be expected to result in) a Material Adverse Effect; actual or asserted invalidity of material Guarantees or security documents or loss of liens on a material portion of Collateral; and change of control (other than a Permitted Change of Control (as defined below), and to include a pre- and post-initial public offering provision and otherwise be measured by permitted holders having voting control of board).

With respect to any default or event of default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the default or event of default has occurred and has not yet been cured or waived.

Permitted Change of Control:

The Facilities Documentation shall contain provisions allowing for a “Permitted Change of Control” consistent with the Existing Credit Agreement, after giving effect to the Documentation Considerations.

Voting:

The voting provisions to be set forth in the Facilities Documentation shall be substantially consistent with those set forth in the Existing Credit Agreement, after giving effect to the Documentation Considerations.

Cost and Yield Protection;

Withholding Taxes:

The cost and yield protection and withholding tax provisions to be set forth in the Facilities Documentation shall be substantially consistent with those set forth in the Existing Credit Agreement, after giving effect to the Documentation Considerations.

Defaulting Lenders:

The Defaulting Lender provisions to be set forth in the Facilities Documentation shall be substantially consistent with those set forth in the Existing Credit Agreement, after giving effect to the Documentation Considerations.

Assignments and Participations:

The assignments and participations provisions to be set forth in the Facilities Documentation shall be substantially consistent with those set forth in the Existing Credit Agreement, after giving effect to the Documentation Considerations.

Expenses and Indemnification:

The expense and indemnification provisions to be set forth in the Facilities Documentation shall be substantially consistent with those set forth in the Existing Credit Agreement, after giving effect to the Documentation Considerations.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent, Lead Arranger and Bookrunner:	White & Case LLP

EXHIBIT C

Project Ampersand

Summary of Additional Conditions2

Subject in all respects to the Certain Funds Provisions, the initial borrowings under the Facilities shall be subject solely to the following conditions:

1.

The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) by you that are materially adverse to the interests of the Lenders or the Commitment Party which have not been consented to in writing by the Initial Lenders (it being understood that (a) any decrease in the purchase price of 10% or less from the aggregate purchase price set forth in the Acquisition Agreement as of the date hereof shall not be materially adverse to the interests of the Lenders and the Commitment Party so long as any such decrease is applied to reduce the reduce the aggregate amount of the Term Facility, (b) any increase in the purchase price shall not be materially adverse to the interests of the Lenders and the Commitment Party so long as such increase is not funded by the incurrence of additional funded indebtedness and (c) any amendment to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Commitment Party.

2.	The Equity Contribution shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated.

3.	The Refinancing shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated.

4.	There shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement) since the date of the Acquisition Agreement.

5.

Subject in all respects to the Certain Funds Provisions and the satisfaction of certain obligations on a post-closing basis, as a condition to the availability of the Facilities all documents and instruments required to create and perfect the Administrative Agents’ security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Transactions).

6.

(i) The Administrative Agent and the Lead Arranger shall have received at least three (3) business days before the Closing Date all documentation and other information about the Borrower and the Guarantors that the Administrative Agent and the Lead Arranger reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and (ii) if the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, the Administrative Agent and each Initial Lender that requests a

[2]

Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

Beneficial Owner Certification will have received, at least three (3) business days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, in each case of clauses (i) and (ii), to the extent that the Administrative Agent and the Lead Arranger have reasonably requested in writing delivered to the Borrower and the Guarantors at least ten (10) business days prior to the Closing Date.

7.

The execution and delivery by the Borrower and the Guarantors of the Facilities Documentation (including guarantees, effective as of the consummation of the Acquisition, by the Subsidiary Guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and subject in all respects to the Certain Funds Provisions and the Documentation Considerations set forth in the Commitment Letter.

8.

Subject to the Documentation Considerations and the satisfaction of certain obligations on a post-closing basis, the execution and delivery of customary legal opinions, organizational documents, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor and a solvency certificate of the Borrower’s chief financial officer or equivalent (certifying that, after giving effect to the Transactions, the Borrower and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit C.

9.

The Lead Arrangers shall have received (a) (i) audited consolidated balance sheets of Target and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Target and its consolidated subsidiaries for, the most recent fiscal year of the Target ending at least 120 days prior to the Closing Date and (ii) unaudited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Target and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of such Target ended at least 60 days before the Closing Date, (b) audited consolidated balance sheets of Borrower and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for, the most recent fiscal year of the Target ending at least 180 days prior to the Closing Date and (ii) unaudited consolidated balance sheets of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Borrower ended at least 60 days before the Closing Date and (c) projections of the Borrower and its subsidiaries (including a balance sheet, statements of income and cash flow) for the shorter of (i) 5 years and (ii) the term of the Facilities (broken out on a quarterly basis for the first two years after the Closing Date and annually thereafter), including assumptions used in preparing the forecast financial statements. The Lead Arranger hereby acknowledges receipt of (x) the financial statements referenced in clause (a)(i) above for the fiscal year ended December 31, 2018, (y) the financial statements referenced in clause (b)(i) above for the fiscal year ended February 28, 2018 and (z) the financial statements referenced in clause (b)(ii) above for the fiscal quarters ended May 31, 2018, August 31, 2018, November 30, 2018 and February 28, 2019.

10.

All fees required to be paid on the Closing Date pursuant to the Fee Letters in connection with the Facilities and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise agreed to by the Borrower), shall, substantially concurrently with the initial borrowing under the Term Facility, have been paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

11.

Subject in all respects to the Certain Funds Provisions, the Specified Acquisition Agreement Representations will be true and correct to the extent required by the definition thereof and the Specified Representations will be true and correct in all material respects (or, if qualified by materiality, in all respects) (to the extent expressly made as of an earlier date, as of such earlier date).

12.	The Closing Date shall be a date that is on or after the forty-fifth (45th) day after the Acceptance Date.

CONFIDENTIAL	EXHIBIT C-I

Form of Solvency Certificate

Date: _____, 201[]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of [    ] (“Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [__] of the Credit Agreement, dated as of [                ] (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among [                ]. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.    For purposes of this certificate, the terms below shall have the following definitions:

(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the

[Solvency Certificate]

execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)	“Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

The Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)	“Do not have Unreasonably Small Capital”

The Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3.    For purposes of this certificate, I, or officers of a Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [__] of the Credit Agreement.

(b)	I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)	As chief financial officer of Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.    Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

[Solvency Certificate]

C-I-1

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by the Chief Financial Officer as of the date first written above.

[Borrower]

By:
Name:
Title: Chief Financial Officer

[Solvency Certificate]